Free Writing Prospectus

Filed pursuant to Rule 433

August 4, 2009

Registration Statement No. 333-144967

Relating to

Preliminary Prospectus Supplement dated August 4, 2009 to

Prospectus dated July 29, 2008

COCA-COLA ENTERPRISES INC.

Final Term Sheet for $250,000,000 4.500% Notes due 2019

Issuer: Coca-Cola Enterprises Inc.

Securities Offered: 4.500% Notes due 2019

Principal Amount Offered Hereby: $250,000,000

Coupon: 4.500% per year

Stated Maturity Date: August 15, 2019

Redemption Provisions/Make-Whole Call: At the option of the Company, all or a portion of the Notes may be redeemed at any time, or from time to time, at a redemption price equal to the greater of (a) 100% of the principal amount of the Notes to be redeemed and (b) the sum of the present values of the remaining scheduled payments discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 0.20% (20 basis points), plus, in either case, accrued and unpaid interest, if any, on the principal amount being redeemed to, but excluding, the redemption date, as more fully described in the preliminary prospectus supplement.

Public Offering Price: 98.982% plus accrued interest from August 7, 2009, if any

Interest Payment Dates: Each February 15 and August 15, beginning February 15, 2010

Purchase Price by Underwriters: 98.532% plus accrued interest from August 7, 2009, if any

Trade Date: August 4, 2009

Settlement Date: T + 3 (August 7, 2009)

CUSIP: 191219BW3

Expected Ratings:	A3 (stable outlook) by Moody’s Investors Service, Inc.

A (negative outlook) by Standard & Poor’s Ratings Services

A (stable outlook) by Fitch, Inc.

Joint Book-Running Managers: Banc of America Securities LLC, BNP Paribas Securities Corp., HSBC Securities (USA) Inc. and J.P. Morgan Securities Inc.

Co-Managers: Loop Capital Markets, LLC, The Williams Capital Group, L.P.

Ratings may be changed, suspended or withdrawn at any time and are not a recommendation to buy, hold or sell any security.

The issuer has filed a registration statement (including a prospectus and a preliminary prospectus supplement) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus and the preliminary prospectus supplement in that registration statement and other documents the issuer has filed with the Securities and Exchange Commission for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the Securities and Exchange Commission’s website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus and preliminary prospectus supplement if you request it by calling Banc of America Securities LLC, toll-free at 1-800-294-1322, BNP Paribas Securities Corp., toll-free at 1-800-854-5674, HSBC Securities (USA) Inc., toll-free at 1-866-811-8049 or J.P. Morgan Securities Inc., toll-free at 1-212-834-4533.